Exhibit (h)(46)

AMENDMENT NO. 11
TO Accounting Services AGREEMENT

THIS AMENDMENT NO. 11 TO ACCOUNTING SERVICES AGREEMENT (this “Amendment”), made this 23rd day of September, 2014, with effect from and after the 1st day of October, 2014 (the “Effective Date”), by and between TDAM USA Inc., (f/k/a TD Asset Management USA Inc.) (“Customer”), and SEI Investments Global Funds Services (f/k/a SEI Investments Mutual Fund Services), a Delaware business trust (“SEI”).

WHEREAS, Customer and SEI entered into an Accounting Services Agreement, dated as of the 1st day of September, 2000, as amended by Amendment No. 1, dated as of May 31, 2005; Amendment No. 2, dated as of August 31, 2005; Amendment No. 3, dated as of August 31, 2007; Amendment No. 4, dated as of June 17, 2008; Amendment No. 5 dated as of March 10, 2009; Amendment No. 6, dated as of June 29, 2009; Amendment No. 7, dated as of April 4, 2012, Amendment No. 8, dated as of March 8, 2013, Amendment No. 9, dated as of June 20, 2013, and Amendment No. 10, dated as of September 1, 2013 (the “Agreement”).

WHEREAS, pursuant to the Agreement, among other things, SEI has agreed to provide certain fund accounting and related portfolio accounting services with respect to the Portfolios;

WHEREAS, Customer and SEI desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A (Portfolios). Schedule A (Portfolios) is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.	Schedule C (Fund Accounting Fees). Schedule C (Fund Accounting Fees) is hereby deleted in its entirety and replaced as set forth in Attachment 2 hereto.

3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

4.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

5.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

TDAM USA INC.

By: /s/ Michele Teichner

Name: Michele Teichner

Title: Officer

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ John Alshefski

Name: John Alshefski

Title: Senior Vice President

Attachment 1

Schedule a

portfolios

TD Asset Management USA Funds Inc.

TDAM Money Market Portfolio (4 classes)

TDAM U.S. Government Portfolio (2 classes)

TDAM Municipal Portfolio (2 classes)

TDAM California Municipal Money Market Portfolio (2 classes)

TDAM New York Municipal Money Market Portfolio (2 classes)

TDAM Short-Term Bond Fund (1 class)

TDAM Institutional Money Market Fund (3 classes)

TDAM Institutional U.S. Government Fund (3 classes)

TDAM Institutional Treasury Obligations Money Market Fund (2 classes)

TDAM Institutional Municipal Money Market Fund (2 classes)

TDAM Core Bond Fund (2 classes + 1 sub account)
TDAM High Yield Bond Fund (2 classes + 1 sub account)
TDAM U.S. Equity Shareholder Yield Fund (2 classes)
TDAM U.S. Large Cap Core Equity Fund (2 classes)
TDAM Global Equity Shareholder Yield Fund (2 classes + 1 sub account)
TDAM Global Low Volatility Equity Fund (2 classes + 1 sub account)
TDAM Global All Cap Fund (2 classes + 1 sub account)
TDAM Target Return Fund (2 classes + 8 sub accounts)
TDAM U.S. Small-Mid Cap Equity Fund (2 classes)

TDAM 5- to 10-Year Corporate Bond Portfolio (1 class + 1 sub account)

TDAM 1- to 5-Year Corporate Bond Portfolio (1 class + 1 sub account)

TDAM Tactical Opportunities Fund (1 class + 2 sub accounts)

Attachment 2

Schedule C
Fund Accounting fees

ANNUAL ASSET BASED FEE:

Basis Points	Aggregate Assets

1.25 basis points (0.0125%)	on the first $5 billion of aggregate assets
1.00 basis points (0.0100%)	on the next $5 billion of aggregate assets
0.50 basis points (0.0050%)	on aggregate assets exceeding $10 billion

ANNUAL MINIMUM FEES:

Annual Fund Complex Minimum	$1,995,000
Annual fee for each additional domestic portfolio	$50,000
Annual fee for each additional international portfolio	$65,000
Annual fee for each additional class	$15,000
Annual fee for each additional sub-account	$10,000

For purposes of establishing the base Annual Fund Complex Minimum of $1,995,000 set forth above, the term “Fund Complex” as used herein refers to each of the Portfolios set forth on Schedule A of this Agreement as of October 1, 2014.

The term “international portfolio” as used herein refers to any portfolio consisting of greater than 30% of its assets traded and held in a custodial account in non-United States securities markets.

The term “sub-account” as used herein refers to a separate account on SEI’s accounting system through which SEI provides segregated profit/loss reporting within a Portfolio as directed by Customer.

The addition / closure of a new portfolio, class or sub-account after the Amendment No. 11 Effective Date will increase / decrease the Annual Fund Complex Minimum by the amount stated under ANNUAL MINIMUM FEES. It is Customer’s and SEI’s understanding that Customer has no current plans to substantially increase the number of portfolios listed under SCHEDULE A. In the event Customer decides to add more than 5 new portfolios to SCHEDULE A during the term of this Agreement, Customer and SEI will discuss the implementation of a nominal per portfolio minimum to cover SEI’s expenses associated with opening any new portfolio after the fifth new portfolio added to SCHEDULE A.

OUT OF POCKET FEES:

Customer will reimburse certain out-of-pocket costs incurred by SEI as set forth in Article 3 of the Agreement.

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